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                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                  MAY 11, 2004

Contact:
James J. Stebor, President and CEO
Phone: (309) 776-3225

                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              1ST QUARTER EARNINGS


Colchester, Illinois - May 11, 2004 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced earnings per share of $.34 or $568,000 for the quarter ended March 31, 2004 compared to $.33 or $617,000 for the quarter ended March 31, 2003. Diluted earnings per share were $.31 and $.32 per share for both periods, respectively. The decrease in net income is primarily a result of a decrease in net interest income and increases in noninterest expense and the income tax provision, offset by an increase in noninterest income.


Net interest income for the quarter ended March 31, 2004 totaled $2.1 million compared to $2.2 million for the prior year quarter. The slight decrease in net interest income was primarily a result of slight decreases in the net interest spread and the net interest margin from 2.56% and 2.90%, respectively, for the quarter ended March 31, 2003 to 2.42% and 2.67%, respectively, for the quarter ended March 31, 2004. In addition, the ratio of interest-earning assets to interest-bearing liabilities decreased slightly from 114.28% for the quarter ended March 31, 2003 to 114.18% for the quarter ended March 31, 2004.

Noninterest income increased to $570,000 for the three-month period ended March 31, 2004 compared to $309,000 for the same period in 2003. The increase was primarily a result of a $315,000 increase in net gains on the sale of securities, and a $25,000 increase in recovery of impairment loss related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relation to these certificates, offset by small decreases in other income.

Noninterest expense increased to $1.7 million for the quarter ended March 31, 2004, compared to $1.5 million for the prior year quarter. The increase resulted primarily from increased compensation and benefits expense of $175,000 due to increases in salaries and expenses associated with employee benefits, including health insurance and retirement funds.

Total assets were $332.9 million at March 31, 2004 compared to $328.7 million at December 31, 2003. The increase in cash and cash equivalents of $4.1 million reflects excess operating cash resulting from the timing of sold and purchased securities, loan prepayments, and an increase in customer deposits as well as proceeds from the




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issuance of subordinated debt issued in connection with the pooled trust preferred offering that have not yet been fully invested. Loans decreased $3.0 million primarily as a result of portfolio loans refinancing into the Federal Home Loan Bank Mortgage Partnership Finance program and also to other competitors due to the lower interest rate environment. Securities available-for-sale increased $2.6 million primarily due to the timing of securities purchased and sold.

Stockholders' equity increased to $42.9 million at March 31, 2004 from $41.4 million at December 31, 2003 as a result of net income of $568,000 for the three months and an increase in the fair value of securities available-for-sale, net of tax, of $683,000.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.


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

                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION
                                   (UNAUDITED)


                                                              MARCH 31,                      DECEMBER 31,
                                                                2004                             2003
                                                                ----                             ----
                                                                          (In thousands)

SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                                           $        332,865                   $        328,730
Cash and cash equivalents                                        33,216                             29,124
Loans receivable, net                                           128,893                            131,935
Securities                                                      162,968                            160,337
Deposits                                                        275,326                            271,850
Advances from Federal Home Loan Bank                              6,000                              6,000
Subordinated debt                                                 7,217                                  -
Shareholders' equity                                             42,894                             41,393



                                                       THREE MONTHS ENDED                 THREE MONTHS ENDED
                                                         MARCH 31, 2004                     MARCH 31, 2003
                                                        ------------------                -------------------
                                                                         (In thousands)

SELECTED OPERATIONS DATA
------------------------
Total interest income                                     $       3,589                   $          4,032
Total interest expense                                            1,446                              1,815
                                                          -------------                   ----------------
Net interest income                                               2,143                              2,217
Provision for loan losses                                             -                                  -
                                                          -------------                   ----------------
Net interest income after provision
   for loan losses                                                2,143                              2,217
Noninterest income                                                  570                                309
Noninterest expense                                               1,727                              1,534
                                                          -------------                   ----------------
Income before taxes                                                 986                                992
Income tax provision                                                418                                375
                                                          -------------                   ----------------
Net income                                                $         568                   $            617
                                                          =============                   ================

Earnings per share
   Basic                                                  $         .34                                .33
   Diluted                                                          .31                                .32


                                                       THREE MONTHS ENDED                 THREE MONTHS ENDED
                                                        MARCH 31, 2004                     MARCH 31, 2003
                                                       ------------------                 ------------------

SELECTED FINANCIAL RATIOS (1)
-----------------------------
Return on average assets                                           .69%                               .78%
Return on average equity                                          5.43                               5.22
Average equity to average assets                                 12.75                              14.93
Interest rate spread during the period                            2.42                               2.56
Net interest margin                                               2.67                               2.90
General and administrative expenses
   to average assets                                              2.10                               1.80
Efficiency ratio (2)                                             63.66                              60.72

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






                                                         AS OF                               AS OF
                                                      MARCH 31, 2004                    MARCH 31, 2003
                                                      --------------                    --------------

Non-performing assets to total assets                         .42%                               .60%

Book value per share (3)                             $      24.52                              24.42

Number of shares outstanding for book value
 computation                                            1,749,681                           1,931,927


(1) ALL APPLICABLE QUARTERLY RATIOS REFLECT ANNUALIZED FIGURES.
(2) Represents noninterest expense divided by net interest income plus noninterest income.
(3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.